Exhibit 99.1

Preformed Line Products Announces Financial Results For The Quarter Ended March 31, 2016

MAYFIELD VILLAGE, Ohio, May 6, 2016 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter ended March 31, 2016.

Net sales for the first quarter of 2016 were $78,682,000, down 8%, compared to $85,790,000 in the first quarter of 2015.

The Company posted net income for the first quarter of 2016 of $2,658,000, or $.51 per share, compared to a net loss of $256,000, or ($.05) per share, in the first quarter of 2015.

Currency translation rates had a negative impact on 2016 first quarter net sales of $5,972,000 and $551,000 on net income. However, gains on foreign currency transactions had a favorable impact of $1,038,000 on pre-tax income.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our sales for the first quarter declined 1% in native currency, due to ongoing weak market demand as governments and utilities continue to defer their investment in infrastructure because of anemic global economic conditions. Despite the sales decline, our gross profit improved 7% after excluding a negative $2.2 million impact of currency, reflecting operational improvements, cost reduction actions and a more profitable product sales mix. Our first quarter results reflect solid execution of our operational and commercial initiatives in the face of difficult macroeconomic conditions. We remain focused on our leading brand recognition, product innovation, and diversified global footprint to leverage our competitive advantages."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, the Company's ability to strengthen and retain relationships with the Company's customers and expanding geographically, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2015 Annual Report on Form 10-K filed with the SEC on March 11, 2016 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended March 31
	2016	2015

Net sales	$ 78,682	$ 85,790
Cost of products sold	54,393	61,030
GROSS PROFIT	24,289	24,760

Costs and expenses
Selling	7,631	7,207
General and administrative	10,086	10,186
Research and engineering	3,738	3,721
Other operating expense (income) - net	(853)	3,731
	20,602	24,845

OPERATING INCOME (LOSS)	3,687	(85)

Other income (expense)
Interest income	75	102
Interest expense	(158)	(133)
Other income - net	52	57
	(31)	26

INCOME (LOSS) BEFORE INCOME TAXES	3,656	(59)

Income taxes	998	197

NET INCOME (LOSS)	$ 2,658	$ (256)

BASIC EARNINGS PER SHARE
Net Income (loss)	$ 0.51	$ (0.05)

DILUTED EARNINGS PER SHARE
Net Income (loss)	$ 0.51	$ (0.05)

Cash dividends declared per share	$ 0.20	$ 0.20

Weighted-average number of shares outstanding - basic	5,211	5,396

Weighted-average number of shares outstanding - diluted	5,229	5,396

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Thousands of dollars, except share and per share data)	2016	2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 31,363	$ 30,393
Accounts receivable, less allowances of $2,469 ($2,326 in 2015)	67,728	63,626
Inventories - net	70,302	69,912
Prepaids	11,133	9,615
Other current assets	1,738	6,343
TOTAL CURRENT ASSETS	182,264	179,889

Property, plant and equipment - net	96,708	91,965
Other intangibles - net	11,465	11,288
Goodwill	16,290	15,821
Deferred income taxes	12,746	12,704
Other assets	11,297	11,703

TOTAL ASSETS	$ 330,770	$ 323,370

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 825	$ 413
Current portion of long-term debt	117	110
Trade accounts payable	21,455	20,377
Accrued compensation and amounts withheld from employees	9,481	9,306
Accrued expenses and other liabilities	18,642	21,462
TOTAL CURRENT LIABILITIES	50,520	51,668

Long-term debt, less current portion	35,845	31,754
Other noncurrent liabilities and deferred income taxes	20,137	20,964

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,204,950 and
5,221,062 issued and outstanding, as of March 31, 2016 and December 31, 2015	12,483	12,478
Common shares issued to Rabbi Trust, 296,326 and 296,635 shares at
March 31, 2016 and December 31, 2015, respectively	(12,014)	(12,052)
Deferred Compensation Liability	12,014	12,052
Paid-in capital	23,299	22,916
Retained earnings	293,923	292,311
Treasury shares, at cost, 1,036,362 and 1,018,013 shares at
March 31, 2016 and December 31, 2015	(55,230)	(54,570)
Accumulated other comprehensive loss	(50,207)	(54,151)
TOTAL SHAREHOLDERS' EQUITY	224,268	218,984

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 330,770	$ 323,370

Logo - http://photos.prnewswire.com/prnh/20160411/353802LOGO

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249